                  FILING AUTHORITY CONFIRMATION STATEMENT

This Filing Authority Confirmation Statement confirms that the undersigned has authorized and designated W. Randy Eaddy and Ben Sirmons, who are the General
Counsel and Secretary and the Assistant General Counsel, respectively, of Unifi,
Inc., each of whom may act independently of the other, to execute and file on the undersigned's behalf any Forms 3, 4 and 5 (including any amendments thereto)
that the undersigned may be required to file with the U.S. Securities and
Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Unifi, Inc.

The respective authority of W. Randy Eaddy and Ben Sirmons under this Filing
Authority Confirmation Statement shall continue (for so long as he holds the position with Unifi, Inc. indicated above) until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of
(or transactions in) the securities of Unifi, Inc., unless earlier revoked in writing.  The undersigned acknowledges that W. Randy Eaddy and Ben Sirmons are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934, as amended.

Date: January 11, 2016

/s/Sean D. Goodman
    Signature

Sean D. Goodman
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